UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 18, 2005
(Date of earliest event reported)

SMARTVIDEO TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26809	91-1962104
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

3505 Koger Boulevard, Suite 400, Duluth, Georgia 30096
(Address of Principal Executive Offices)

(770) 279-3100
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 18, 2005, the Board of Directors of SmartVideo Technologies, Inc. (the "Company") elected a new director, Justin A. Stanley. In connection with his appointment, Mr. Stanley received 250,000 options to purchase the Company's common stock at an exercise price of $0.90. These options expire on July 17, 2015. Options as to 31,250 shares vested immediately and the remainder of the options vests in seven equal quarterly installments of 31,250 each beginning October 18, 2005. The Option Agreement for Mr. Stanley's options is filed as Exhibit 10.1 of this Report.

On July 18, 2005, the registrant entered into an Advisory Services Agreement (the "Advisory Agreement") with Ascendiant Capital Group LLC, pursuant to which Ascendiant will provide advice with respect to business strategy, strategic alliances, mergers and acquisitions, stock option plans, corporate governance and analysis regarding qualification for national stock exchanges. The term of the Advisory Agreement is for six months from the date of the Advisory Agreement, with additional extensions at the mutual agreement of the parties.

The registrant has agreed to pay Ascendiant for its services (i) an up front fee of 750,000 shares of its common stock, par value $0.001 per share, in consideration of entering into the Advisory Agreement and (ii) if such services were requested by registrant, a fee for services rendered in connection with a merger, consolidation, asset purchase, technology license or substantially similar transaction equal to 10% of the value of the transaction (or 5% if the party to the transaction is identified by registrant).

The 750,000 shares are being issued in a transaction that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and/or Regulation D promulgated thereunder. In the Advisory Agreement, the Company has granted to Ascendiant standard “piggy-back” registration rights that would permit Ascendiant to include its shares on a registration statement filed by the Company in the future relating to the offer or sale of its common stock.

The Advisory Agreement is filed as Exhibit 10.2 of this Report.

Item 3.02.	Unregistered Sales of Equity Securities.

As mentioned in Item 1.01, the registrant has issued 750,000 in a transaction that is not being registered under the Securities Act of 1933. The information required by this Item 3.02 is presented in Item 1.01 above.

Item 5.02.	Departure of Directors or Principal Officers: Election of Director; Appointment of Principal Officers.

As mentioned in Item 1.01, on July 18, 2005, the Board of Directors of the Company elected a new director, Justin A. Stanley. Mr. Stanley is a Managing Principal and the Chief Financial Officer in the Midwest Corporate Services Division of The Staubach Company, and has over 15 years experience in real estate finance, development, and property management. Prior to joining The Staubach Company in October of 2000, Mr. Stanley spent three years with McCaffery Interests, Inc. as its Chief Financial Officer and principal. McCaffery Interests is a real estate development company primarily specializing in retail development. There are no arrangements or understandings between Mr. Stanley and any other persons pursuant to which Mr. Stanley was selected as a director. Mr. Stanley will serve on the audit and compensation committees of the Company's Board of Directors. Mr. Stanley does not have a direct or indirect material interest in any currently proposed transaction to which the Company is to be a party in which the amount involved exceeds $60,000, nor has Mr. Stanley had a direct or indirect material interest in any such transaction since the beginning of the Company's last fiscal year.

Item 8.01.	Other Events.

The registrant has obtained registrant director and officer liability insurance for the registrant in the amount of $5,000,000 and excess director and officer liability insurance for outside directors in the amount of $5,000,000. The effective date of the coverages is May 18, 2005 for a one-year policy.

Item 9.01(c).	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Stock Option Agreement dated July 18, 2005 between the Registrant and Justin A. Stanley

10.2	Advisory Services Agreement dated July 18, 2005 between the Registrant and Ascendiant Capital Group LLC

99	Press Release dated July 18, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTVIDEO TECHNOLOGIES, INC.

By:	/s/ Richard E. Bennett, Jr.
Name: Richard E. Bennett, Jr.
Title: President and Chief Executive Officer

Date: July 22, 2005